As Filed With the Securities and Exchange Commission on December 15, 2025

Registration No. 333-153647
Registration No. 333-175479
Registration No. 333-260373
Registration No. 333-261933

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-153647

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175479

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-260373

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-261933

UNDER THE

SECURITIES ACT OF 1933

EMEREN GROUP LTD

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

149 Water Street, Suite 302, Norwalk, Connecticut 06854 U.S.A.

(Address, Including Zip Code, and Telephone Number, Including Area Code,

of Registrant’s Principal Executive Offices)

Amended and Restated 2007 Share Incentive Plan
(Full Title of the Plan)

Ke Chen

Chief Financial Officer

Emeren Group Ltd

149 Water Street, Suite 302

Norwalk, Connecticut, USA

(Name and address of agent for service)

Telephone: +1 925-425-7335

(Telephone Number, including area code, of agent for service)

With a copy to:

Morrison & Foerster

33/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central

Hong Kong, China

+852 2585 0888

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following registration statements (collectively, the “Registration Statements”) filed by Emeren Group Ltd (the “Company”) with the Securities and Exchange Commission:

•	Registration Statement No. 333-153647, filed with the SEC on September 24, 2008, registering 7,500,000 shares of Ordinary Shares issuable pursuant to the Amended and Restated 2007 Share Incentive Plan.

•	Registration Statement No. 333-175479, filed with the SEC on July 12, 2011, registering 5,000,000 shares of Ordinary Shares issuable pursuant to the Amended and Restated 2007 Share Incentive Plan.

•	Registration Statement No. 333-260373, filed with the SEC on October 20, 2021, registering 10,000,000 shares of Ordinary Shares issuable pursuant to the Amended and Restated 2007 Share Incentive Plan.

•	Registration Statement No. 333-261933, filed with the SEC on December 29, 2021, registering 10,000,000 shares of Ordinary Shares issuable pursuant to the Amended and Restated 2007 Share Incentive Plan.

On December 12, 2025, pursuant to an agreement and plan of merger, dated June 18, 2025, as amended by an amendment agreement dated September 2, 2025, by and among the Company, Shurya Vitra Ltd., a BVI business company (“Parent”), and Emeren Holdings Ltd., a BVI business company and a wholly owned subsidiary of Parent (“Merger Sub”), subject to the terms and conditions set forth therein and among other things, Merger Sub will be merged with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliated with Himanshu H. Shah and Shah Capital Opportunity Fund LP.

As a result of the Merger, the Company has terminated all the offerings of its securities pursuant to the Registration Statements. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statements which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized on December 15, 2025.

EMEREN GROUP LTD

By:	/s/ Ke Chen
Name:	Ke Chen
Title:	Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.